Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the shell company report on Form 20-F of Marti Technologies, Inc. (formerly Galata Acquisition Corp.) of our report dated May 19, 2023, with respect to the consolidated financial statements of Marti Technologies Inc. and subsidiaries, which report appears in Amendment No.4 to the registration statement (No. 333-269067) of Galata Acquisition Corp. and to the reference to our firm under the heading “Statement by Experts” in the shell company report on Form 20-F.

/s/ KPMG Bağımsız Denetim ve SMMM A.Ş.

Izmir, Turkey

July 14, 2023